March 5, 1996

Arrow-Magnolia International, Inc.
2646 Rodney Lane
Dallas, Texas 75229

     Re:  Arrow-Magnolia International, Inc. (the "Company")
          Registration Statement on Form S-8

Gentlemen:

     You have requested our opinion concerning certain tax aspects of the issuance and exercise of options pursuant to the plan described below (the "Plan") and the resale of shares of the Company's common stock, par value $0.10 per share, acquired thereby.

     In preparing the opinion which follows we have reviewed the following documents:

     1.   The Company's Amended and Restated Non-Qualified Stock
          Option Plan; and

     2.   The Company's Registration Statement on form S-8, filed
          March 5, 1996.

We have also examined such other instruments, considered such questions of law, and discussed with you such other matters as in our judgment were necessary or appropriate to enable us to render our opinions set forth herein.

     Based upon the foregoing, it is our opinion that the descriptions and statements set forth under the caption "Tax Information" on pages 5 and 6 of the Prospectus relating to purchases pursuant to the Plan, insofar as such descriptions and statements purport to summarize the tax treatment of non-qualified options and transactions in the securities acquired thereby, are accurate and correct in all material respects.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Yours very truly,

                              HEWITT & HEWITT, P.C.


                              By:
                                  Christopher M. Hewitt
                                  President
CMH:ds